Exhibit 99.1

Bellicum Pharmaceuticals Reports Second Quarter 2019 Financial Results and Provides Operational Update
Interim safety and activity data for BPX-601 presented at American Society of
Clinical Oncology (ASCO) Annual Meeting
Rivo-celTM achieved primary endpoint in BP-004 European registrational trial

HOUSTON, August 5, 2019 -- Bellicum Pharmaceuticals, Inc. (NASDAQ:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the second quarter 2019 and provided an operational update.
“Thus far in 2019, Bellicum has made significant progress in each of its development programs,” said Rick Fair, President and Chief Executive Officer of Bellicum Pharmaceuticals. “We presented encouraging interim data at ASCO on our BPX-601 GoCAR-T® product candidate, advanced towards a Phase 1 study for BPX-603, our dual-switch HER2-targeted GoCAR-T product candidate, and announced that rivo-cel achieved the primary endpoint in its European registrational study. Looking forward, we have strategically prioritized our GoCAR-T programs and plan to enroll these trials to evaluate how our technology may help extend the impact of CAR-T therapies to the treatment of solid tumors.”

PROGRAM HIGHLIGHTS AND CURRENT UPDATES
BPX-601 GoCAR-T

•
Bellicum presented updated safety and activity data for BPX-601 from a Phase 1/2 study in patients with metastatic pancreatic cancer expressing prostate stem cell antigen (PSCA) at the 2019 American Society for Clinical Oncology (ASCO) Annual Meeting. The data showed a favorable safety profile-with no dose-limiting toxicities-and provided further evidence that GoCAR-T technology boosts expansion and persistence of CAR-T cells in patients. Of 13 patients evaluable for efficacy treated with BPX-601 and a single dose of rimiducid, 8 patients (62%) achieved stable disease, including 3 with tumor shrinkage of 10% to 24%. As a next step in the study, Bellicum is currently enrolling an additional cohort to evaluate repeat rimiducid dosing to re-activate iMC over time, which is intended to deepen and extend the treatment effect. Initial results from this cohort are expected in late 2019 or early 2020.

Controllable Dual-Switch GoCAR-T Product Candidates

•
Bellicum believes that its next-generation dual-switch GoCAR-T technology may enhance efficacy relative to current generation CAR-T therapy through iMC activation while enabling clinicians to manage certain treatment-emergent toxicities with CaspaCIDe®. The company expects IND clearance for BPX-603, a dual-switch GoCAR-T targeting HER2-expressing solid tumors, later this year. The company also expects to submit an IND application for BPX-802, a dual-switch GoCAR-T product candidate targeting an antigen expressed in hematological malignancies.

Rivo-cel

•
In July, the company announced that rivo-cel achieved the primary endpoint (Event Free Survival at 180 days) and all secondary endpoints in its BP-004 European registrational trial. Data from this trial is expected to form the basis of anticipated submissions of European Marketing Authorisation Applications (MAAs) for rivo-cel and rimiducid in support of potential regulatory approval.

Exhibit 99.1

•	The company is actively seeking a partnership for the continued development and commercialization of rivo-cel.

Second Quarter 2019 Financial Results
Cash Position and Guidance: Bellicum reported cash, restricted cash and investments totaling $60.6 million as of June 30, 2019, compared to $98.0 million at December 31, 2018. Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements through at least the end of 2019. During the second quarter, Bellicum utilized its at-the-market financing facility selling 1.2 million shares for net cash proceeds of $4.4 million.
R&D Expenses: Research and development (R&D) expenses were $19.9 million for the second quarter of 2019, compared to $18.4 million for the second quarter of 2018. The higher expenses in the second quarter of 2019 resulted primarily from higher expenditures related to the GoCAR-T platform including initiation of additional clinical sites and costs related to IND filing. R&D expenses for the six months ended June 30, 2019 were $36.7 million compared to $34.9 million for the comparable period in the prior year.
G&A Expenses: General and administrative (G&A) expenses were $7.5 million for the second quarter of 2019 compared to $5.4 million during the comparable period in 2018. The higher expenses in the second quarter 2019 relative to the comparable period in 2018 were primarily due to increased personnel related costs and commercialization preparation activities. G&A expenses for the six months ended June 30, 2019 were $15.1 million compared to $11.1 million for the first six months of 2018.
Net Loss: Bellicum reported a net loss of $26.9 million for the second quarter of 2019 compared to a net loss of $24.2 million for the second quarter of 2018. The results included non-cash, share-based compensation charges of $2.0 million and $3.6 million for the second quarter of 2019 and 2018, respectively. Net loss for the six months ended June 30, 2019 was $51.5 million compared to a loss of $47.0 million for the six months ended June 30, 2018.
Shares Outstanding: At July 31, 2019, Bellicum had 46,254,163 shares of common stock outstanding.
About BPX-601
BPX-601, the company’s first GoCAR-T® product candidate, incorporates iMC, Bellicum’s inducible co-activation domain. iMC (inducible MyD88/CD40) is designed to provide a powerful boost to T cell proliferation and persistence and enable the CAR-T to override key immune inhibitory mechanisms, including PD-1 and TGF-beta. BPX-601 is being evaluated as a treatment for solid tumors expressing prostate stem cell antigen (PSCA), including pancreatic, gastric, and prostate cancers.
About Rivo-cel (BPX-501)
Rivo-celTM (rivogenlecleucel) is an allogeneic polyclonal T cell product designed to reduce the rate of relapse of leukemia following a stem cell transplant. The cell treatment contains a diverse repertoire of T cells, which may contribute to a robust graft vs. leukemia effect. Rivo-cel’s antiviral benefits may also reduce morbidity and mortality in patients susceptible to infection following a transplant. The product’s CaspaCIDe® safety switch enables this approach by allowing physicians to reduce the number of alloreactive cells in the event of uncontrolled GvHD. Rivo-cel addresses a major unmet need in adult and pediatric leukemia, lymphoma and genetic blood disease patients following a haploidentical stem cell transplant.
About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T and allogeneic T cell therapies. Bellicum’s lead GoCAR-T® candidate, BPX-601, is designed to be a more efficacious CAR-T cell product capable of overriding key immune inhibitory mechanisms. Bellicum’s rivo-cel product candidate is an allogeneic

Exhibit 99.1

polyclonal T cell therapy that has shown promising clinical trial results in reducing leukemia relapse after a stem cell transplant. More information can be found at www.bellicum.com.
Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to rivo-cel, rimiducid, BPX-601, BPX-603, BPX-802, and our other cell therapy programs; our pipeline candidates’ effectiveness, possible ranges of application and potential safety and curative effects in the treatment of diseases, including as compared to other treatment options and competitive therapies; the timing and success of our current and planned clinical trials, including the timing of receipt of data from such clinical trials and the timing of our reports of such data; our expectations that the data from our BP-004 European registration trial will form the basis for our anticipated submissions of MAAs for rivo-cel and rimiducid; and the timing and success of regulatory filings for rivo-cel and rimiducid including our MAAs. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our quarterly report on Form 10-Q for the three months ended June 30, 2019 and our annual report on Form 10-K the year ended December 31, 2018. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

			June 30,	December 31,
			2019	2018
Current Assets:
Cash and cash equivalents			$42,857	$43,695
Investment securities, available-for-sale, short-term			13,709	49,304
Receivables and other current assets			2,538	2,296

Non-Current Assets:
Property and equipment, net			17,870	20,878
Right-of-use assets			5,589	—
Restricted cash			3,984	4,973
Other assets, net			3,158	355
Total assets			$89,705	$121,501

Current Liabilities:
Accounts payable and other accrued liabilities			14,599	12,363
Current maturities of long-term debt			5,000	—
Other current liabilities			2,507	3,441

Long-Term Liabilities:
Long-term debt			31,271	35,832
Other liabilities, net of current portion			6,020	1,387

Total Stockholders' Equity			30,308	68,478
Total liabilities and stockholders' equity			$89,705	$121,501

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Grant Revenues	$1,391	$362	$1,907	$516

Operating Expenses:
Research and development	19,859	18,412	36,677	34,948
License fees	173	150	203	180
General and administrative	7,518	5,367	15,054	11,059
Total operating expenses	27,550	23,929	51,934	46,187
Operating loss	(26,159)	(23,567)	(50,027)	(45,671)

Interest and other income (expense), net	(777)	(608)	(1,437)	(1,344)
Net loss attributable to common shareholders	$(26,936)	$(24,175)	$(51,464)	$(47,015)

Net loss per share attributable to common shareholders, basic and diluted	$(0.58)	$(0.60)	$(1.14)	$(1.27)

Weighted-average common shares outstanding, basic and diluted	46,052,348	40,605,953	45,153,118	37,050,949

Exhibit 99.1

Source: Bellicum Pharmaceuticals

Investors:
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Westwicke IR
858-356-5932
Robert.uhl@westwicke.com

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203-682-8251
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